UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2024

Neurogene Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36327	98-0542593
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
535 W 24th Street, 5th Floor
New York, NY 10011
(Address of principal executive offices, including zip code)
Registrant's telephone number, including area code: (877) 237-5020

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.000001 par value	NGNE	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 1, 2024, Neurogene Inc., a Delaware corporation (the "Company") entered into Executive Employment Agreements (the “Employment Agreements”) with i Chief Executive Officer, Rachel McMinn, Ph.D., and its President and Chief Financial Officer, Christine Mikail.
Pursuant to Dr. McMinn’s Employment Agreement, her initial annual base salary is $595,000, subject to increases from time to time as determined by the Company’s Board of Directors (the “Board”), and she is eligible to receive an annual performance bonus targeted at 55% of her annual base salary, or such other amount as determined by the Board or a committee of the Board based on the achievement of any applicable bonus objectives and/or conditions set by the Board or a committee of the Board and subject to her continued employment with the Company through the date of payment of such annual bonus. Dr. McMinn will also be eligible to receive annual equity-based awards as determined by the Board or a committee of the Board. If Dr. McMinn is terminated by the Company without “cause” or resigns for “good reason” (each as defined in her Employment Agreement) unrelated to a change in control of the Company (as defined in the Company's 2023 Equity Incentive Plan), subject to Dr. McMinn’s execution and non-revocation of a release of claims in favor of the Company and continued compliance with certain restrictive covenants, Dr. McMinn will be entitled to receive (a) a lump sum payment equal to 12 months of her then-current annual base salary, payable within 60 days of her termination; (b) any annual bonus amount earned for the fiscal year prior to such termination but not yet paid, (c) a pro rata annual bonus amount calculated based on the number of days from and including the first day of the then-current fiscal year to the date of termination, payable at the same time that other executives of the Company receive payment of their annual bonuses, and (c) premium payments for continued healthcare coverage for Dr. McMinn and her dependents for up to 12 months. If Dr. McMinn is terminated by the Company without “cause” or resigns for “good reason during the three months prior to or 12 months following a change in control of the Company, then in lieu of the foregoing, Dr. McMinn will be entitled to receive (i) a lump sum payment equal to 1.5 times Dr. McMinn’s then-current annual base salary and target annual bonus amount, (ii) any bonus earned for the fiscal year prior to such termination but not yet paid, (iii) premium payments for continued healthcare coverage for Dr. McMinn and her dependents for up to 18 months, and (iv) accelerated vesting of her then-outstanding equity or equity-based awards.

Ms. Mikail’s Employment Agreement includes the same terms as Dr. McMinn’s Employment Agreement except that (a) her initial annual base salary is set at $515,000, (b) her annual performance bonus is targeted at 45% of her annual base salary, and (c) if she is terminated by the Company without “cause” or resigns for “good reason” within the three months prior to or 12 months after a change in control, she will be entitled to receive a lump sum payment equal to 1.25 times her then-current annual base salary and target annual bonus. All other terms of Ms. Mikail’s Employment Agreement are the same as the terms of Dr. McMinn’s Employment Agreement.

The foregoing summary of the Employment Agreements does not purport to be complete and is subject to, and qualified in its entirety by, reference to specific provisions of the Employment Agreements which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEUROGENE INC.

Date: April 2, 2024	By:	/s/ Christine Mikail
Name: Christine Mikail
Title: President, Chief Financial Officer